EXHIBIT 3.7

                             AMENDMENT TO BYLAWS OF

                        WESTERN INTERNATIONAL PIZZA CORP.


         The following amendment to the Bylaws of Western International Pizza Corp. was adopted by unanimous consent of the Board of Directors of the Company on the 20th day of April, 2000:

         Section 2.11 Written Consent to Action by Stockholders. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were entitled to be present and to vote.

         I, Luke Bradley, Secretary of Western International Pizza Corp., hereby certify that the foregoing Amendment to the Bylaws of Western International Pizza Corp. was duly adopted by resolution of the Board of Directors on the 20th Day of April, 2000.


                                             /s/ Luke Bradley
                                            ---------------------
                                            Luke Bradley